Exhibit 10.1

September 8, 2020

Mr. Craig Smith

c/o ANGI Homeservices Inc.

3601 Walnut Street, Suite 700

Denver, CO 80205

Dear Mr. Smith

This letter agreement sets forth the terms upon which ANGI Homeservices, Inc., a Delaware corporation (the “Company”), agrees to enter into an advisory arrangement with you (“Advisor”) relating to your service as an advisor to the Company effective upon your separation as an employee of the Company as of December 31, 2020, or such earlier date as the parties mutually agree (the “Effective Date”). The Company and Advisor (each, a “party” and together, the “parties”) hereby agree as follows:

1.	As of the Effective Date, Advisor shall provide advice to the Company on matters relating to the business, strategy and operations of the Company and its subsidiaries (the “Services”), as may be reasonably requested by the Company from time to time, but in no event to exceed 20 hours in any given calendar quarter. If the Services are required beyond the 20 hours in any given calendar quarter, and if Advisor, at his discretion and his discretion only, agrees to provide such additional Services to the Company and/or its subsidiaries, Advisor will provide the additional Services on an hourly basis pursuant to the terms described in paragraph 2 below.

2.	During the Term (as defined in paragraph 3 below), Company shall pay Advisor, or a separate entity created by Advisor, at a rate of $500,000 per annum, payable in 12 equal monthly installments, with the first installment beginning within 30 days of the Effective Date. In addition, if Advisor provides Services to the Company or its subsidiaries in excess of 20 hours in any given calendar quarter, the Company shall pay Advisor for such additional Services at a rate of $1,000.00 per hour. Such additional Services shall be paid promptly upon receipt of Advisor’s invoice.

3.	The term of your service as an Advisor under this agreement (the “Term”) shall commence as of the Effective Date and end on the twelve-month anniversary thereof (the “Termination Date”), unless extended by written agreement of the parties.

4.	Subject to the Advisor executing a release substantially in the form attached hereto as Exhibit A on or before the Effective Date, Advisor’s equity will accelerate and be fully vested after the seven-day revocation period has expired.

5.	The parties acknowledge that Advisor’s activities hereunder constitute “performance of services” under the ANGI Homeservices, Inc. 2017 Stock and Annual Incentive Plan, and that during the Term, Advisor’s Company stock appreciation rights shall remain fully vested and freely exercisable. Any vested Company stock appreciation rights that Advisor holds as of the Termination Date shall remain exercisable for a period of one hundred eighty (180) days following such date.

6.	Advisor shall be eligible to elect continuation coverage under the Company’s group health plan for a period of up to eighteen (18) months from the Effective Date for Advisor and Advisor’s eligible dependents at the same coverage level as in effect for Advisor and his eligible dependents immediately prior to the Effective Date. In addition to the compensation set forth in paragraph 2 above, should Advisor elect to enroll in such continuation coverage, the Company shall provide Advisor with a monthly payment representing the applicable monthly COBRA premium, grossed up for applicable taxes during the Term.

7.	Advisor’s benefits under any other Company benefit plans and programs (e.g., the Company’s 401(k) plan) shall be treated in accordance with the terms of such plans.

8.	The Company shall reimburse Advisor for Advisor’s reasonable business expenses incurred during the Term in connection with Advisor’s duties hereunder.

9.	Advisor acknowledges that, in the performance of his duties hereunder, he will occupy a position of trust and confidence and that the Company, its subsidiaries and/or affiliates shall provide Advisor with “Confidential Information” as referred to below. Advisor shall not, except as may be required to perform Advisor’s duties hereunder or as required by applicable law, without limitation in time, communicate, divulge, disseminate, disclose to others or otherwise use, whether directly or indirectly, any Confidential Information regarding the Company and/or any of its subsidiaries and/or affiliates. “Confidential Information” shall mean information about the Company or any of subsidiaries or affiliates, and their respective businesses, employees, consultants, contractors, clients and customers that is not disclosed by the Company or any of its subsidiaries or affiliates for financial reporting purposes or otherwise generally made available to the public (other than by Advisor’s breach of the terms hereof) and that was learned or developed by Advisor in the course of employment by (or providing services to) the Company or any of its subsidiaries or affiliates, including (without limitation) any proprietary knowledge, trade secrets, data, formulae, information and client and customer lists and all papers, resumes, and records (including computer records) of the documents containing such Confidential Information. Advisor acknowledges that such Confidential Information is specialized, unique in nature and of great value to the Company and its subsidiaries or affiliates, and that such information gives the Company and its subsidiaries or affiliates a competitive advantage. Advisor agrees to deliver or return to the Company, at the Company’s request at any time or upon expiration of the Term or as soon thereafter as possible, all documents, computer tapes and disks, records, lists, data, drawings, prints, notes and written information (and all copies thereof) furnished by the Company and its subsidiaries or affiliates or prepared by Advisor in the course of Advisor’s employment by the Company and its subsidiaries or affiliates. As used in this Agreement, “subsidiaries” and “affiliates” shall mean any company controlled by, controlling or under common control with the Company.

10.	All Advisor Developments (defined below) shall be considered works made for hire by Advisor for the Company or, as applicable, its subsidiaries or affiliates, and Advisor agrees that all rights of any kind in any Advisor Developments belong exclusively to the Company. In order to permit the Company to exploit such Advisor Developments, Advisor shall promptly and fully report all such Advisor Developments to the Company. Except in furtherance of Advisor’s obligations as an employee of the Company, Advisor shall not use or reproduce any portion of any record associated with any Employee Development without prior written consent of the Company or, as applicable, its subsidiaries or affiliates. Advisor agrees that in the event actions of Advisor are required to ensure that such rights belong to the Company under applicable laws, Advisor will cooperate and take whatever such actions are reasonably requested by the Company, whether during or after the Term, and without the need for separate or additional compensation. “Advisor Developments” means any idea, know-how, discovery, invention, design, method, technique, improvement, enhancement, development, computer program, machine, algorithm or other work of authorship, whether developed, conceived or reduced to practice during or following the period of employment, that (i) concerns or relates to the actual or anticipated business, research or development activities, or operations of the Company or any of its subsidiaries or affiliates, or (ii) results from or is suggested by any undertaking assigned to Advisor or work performed by Advisor for or on behalf of the Company or any of its subsidiaries or affiliates, whether created alone or with others, during or after working hours, or (iii) uses, incorporates or is based on Company equipment, supplies, facilities, trade secrets or inventions of any form or type. All Confidential Information and all Advisor Developments are and shall remain the sole property of the Company or any of its subsidiaries or affiliates. Advisor shall acquire no proprietary interest in any Confidential Information or Advisor Developments developed or acquired during the Term. To the extent Advisor may, by operation of law or otherwise, acquire any right, title or interest in or to any Confidential Information or Employee Development, Advisor hereby assigns and covenants to assign to the Company all such proprietary rights without the need for a separate writing or additional compensation. Advisor shall, both during and after the Term, upon the Company’s request, promptly execute, acknowledge, and deliver to the Company all such assignments, confirmations of assignment, certificates, and instruments, and shall promptly perform such other acts, as the Company may from time to time in its discretion deem necessary or desirable to evidence, establish, maintain, perfect, enforce or defend the Company’s rights in Confidential Information and Advisor Developments.

11.	In consideration of this letter agreement, and for other good and valuable consideration provided hereunder, the receipt and sufficiency of which are hereby acknowledged by Advisor, Advisor hereby agrees and covenants that, during the Term and for a period of twelve (12) months thereafter, Advisor shall not, without the prior written consent of the Company, directly or indirectly, engage in or become associated with a Competitive Activity. For purposes hereof, (i) a “Competitive Activity” means any business or other endeavor involving Similar Products if such business or endeavor is in a country (including the United States) in which the Company (or any of its businesses) provides or planned to provide during Advisor’s employment hereunder such Similar Products; (ii) “Similar Products” means any products or services that are the same or similar to any of the types of products or services that the Company (or any of its businesses) provides, has provided or planned to provide during Advisor’s employment hereunder; and (iii) Advisor shall be considered to have become “associated with a Competitive Activity” if Advisor becomes directly or indirectly involved as an owner, principal, employee, officer, director, independent contractor, representative, stockholder, financial backer, agent, partner, member, advisor, lender, consultant or in any other individual or representative capacity with any individual, partnership, corporation or other organization that is engaged in a Competitive Activity.

Advisor acknowledges that Advisor’s covenants under this paragraph 11 are a material inducement to the Company’s entering into this Agreement. Further, Advisor acknowledges that the restrictions set forth in this provision are reasonable and not greater than necessary to protect and maintain the proprietary and other legitimate business interests of the Company, and that the enforcement of these restrictions would not prevent Advisor from earning a livelihood. Notwithstanding the foregoing, Advisor may make and retain investments during the Restricted Period, for investment purposes only, in less than one percent (1%) of the outstanding capital stock of any publicly-traded corporation engaged in a Competitive Activity if the stock of such corporation is either listed on a national stock exchange or on the NASDAQ National Market System if Advisor is not otherwise affiliated with such corporation.

12.	Advisor recognizes that, by virtue of his former role as President and Chief Operating Officer of the Company and as a member of the Board of Directors of the Company and further in his advisory capacity pursuant to the terms of this letter agreement, he possesses and will possess Confidential Information about employees, consultants, and contractors of the Company and its subsidiaries relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with suppliers to and customers of the Company and its subsidiaries. Advisor recognizes that the information he possesses and will possess about these employees, consultants, and contractors is not generally known, is of substantial value to the Company and its subsidiaries in developing their respective businesses and in securing and retaining customers, and has been and will be acquired by Advisor because of Advisor’s advisory position with the Company. As such, Advisor agrees that, during the Term and for a period of twelve (12) months thereafter, Advisor will not, directly or indirectly, hire or solicit or recruit (i) any employee of the Company and/or (ii) and employee any of its subsidiaries and/or affiliates with whom Advisor has had direct contact during Advisor’s prior employment with the Company or during the Term of this letter agreement, in each case, for the purpose of being employed by Advisor or by any business, individual, partnership, firm, corporation, or other entity on whose behalf Advisor is acting as an agent, representative, or employee and that Advisor will not convey any Confidential Information or trade secrets about an employees of the Company or any of its subsidiaries or affiliates to any other person except within the scope of Advisor’s duties hereunder.

13.	During the Term and for a period of twelve (12) months thereafter, Advisor shall not, without the prior written consent of the Company, persuade or encourage any business partners or business affiliates of (i) the Company and/or (ii) any of its subsidiaries and/or affiliates with whom Executive has direct contact during his employment hereunder, in each case, to cease doing business with the Company and/or any of its subsidiaries and/or affiliates or to engage in any business competitive with the Company and/or its subsidiaries and/or affiliates.

14.	Advisor agrees to cooperate with the Company and its legal counsel in connection with, but not limited to, any investigation, administrative proceeding or litigation relating to any matter in which Advisor was involved or of which Advisor has knowledge. The Company will reimburse reasonable out-of-pocket expenses that Advisor incurs in complying with requests by the Company hereunder, provided the expenses are authorized by the Company in advance.

This letter agreement will be governed by the laws of the State of Colorado, without regard to conflicts of laws principles. This letter agreement may be executed in counterparts, all of which together shall constitute one and the same agreement. Any signature page delivered by facsimile or electronic image transmission shall be binding to the same extent as an original signature page. This Agreement and any applicable agreements relating to Advisor’s Company equity awards (subject to the terms herein) constitute the entire agreement between the parties and, as of the Effective Date, terminates and supersedes any and all prior agreements and understandings (whether written or oral) between the parties with respect to the subject matter of this Agreement.

[signature page follows]

If the foregoing terms are acceptable to you, please indicate your agreement by signing this letter agreement in the space provided below and returning it to the undersigned at your earliest convenience.

Regards,

/s/ Shannon Shaw
Shannon Shaw
Chief Legal Officer

ACKNOWLEDGED AND AGREED AS OF SEPTEMBER 8, 2020:

/s/ Craig Smith
Craig Smith

Exhibit A

SEPARATION AGREEMENT AND FULL RELEASE

THIS SEPARATION AGREEMENT AND FULL RELEASE (“Agreement”), dated as of December 31, 2020, is between Craig Smith (referred to herein as "Employee”) and ANGI Homeservices Inc. (referred to herein as “Employer”) (referred to collectively throughout as “parties”). The parties have agreed that Employee will separate Employee’s employment from Employer, as provided in this Agreement and, in connection with such separation of employment, Employer has agreed to provide Employee with certain benefits to which Employee would not otherwise be entitled absent Employee’s execution of this Agreement. In consideration of the mutual promises contained in this Agreement, Employee and Employer agree as follows:

1.       Separation of Employment. The parties have agreed that Employee’s final day of employment with Employer is December 31, 2020 (the “Separation Date). The parties further agree that, except as otherwise provided in this Agreement, all benefits and privileges of Employee terminate as of the close of business on the Separation Date.

2.       Payments. In connection with Employee’s separation from employment, Employer will accelerate Employee’s unvested equity as separation pay (the “Separation Payment”), less required deductions, including deductions for applicable state and federal taxes. The Separation Payment is provided in exchange for the releases and other promises made by Employee herein. The accelerated vesting under the Separation Payment of ANGI RSUs and SARs, will be effective as soon as administratively practicable following the expiration of the 7-day revocation period described in Paragraph 9, provided that Employee does not revoke this Agreement. Employee acknowledges that Employee is not entitled to the Separation Payment outlined in this Section 2 and that Employer has agreed to provide such benefit solely as consideration for Employee’s execution of this Agreement.

3.       Confidential Information, Non-Competition and Non-Solicitation. Intentionally Omitted.

4.       Return of Company Property. Employee acknowledges that prior to the date on which Employee signs this Agreement, Employee has returned all company property in Employee’s possession, including, but not limited to, any company credit card (or credit card on which the company is guarantor), computer, fax or printer. Employee is entitled to retain his company laptop computer at no cost, once it has been wiped clean and processed by Company’s information security department. Further, Employee agrees to repay to Employer the amount of any permanent or temporary advances and balance owing on any credit cards of any monies due and owing Employer or for which Employer is a guarantor.

5.       Nondisparagement. Employee agrees to make every reasonable effort to maintain and protect the reputation of Employer and its affiliates and that of their businesses, products, directors, officers, employees, and agents. Employee further agrees that Employee will not disparage Employer and its affiliates or their businesses, products, directors, officers, employees, and agents (or persons representing them in their official capacity) or engage in any activities that reasonably could be anticipated to harm their reputation, operations, or relationships with current or prospective customers, suppliers, residents, clients or employees.

Similarly, the Company agrees that its executives and Board of Directors will make every reasonable effort to maintain and protect the reputation of Employee or Employee’s performance. The Company further agrees that its executives and Board of Directors will not disparage Employee or otherwise engage in any activities that reasonably could be anticipated to harm Employee’s personal or professional reputation.

6.       Full General Release. In consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employee, for Employee and on behalf of Employee’s heirs, successors, and assigns hereby irrevocably and unconditionally releases, waives and discharges Employer and its parents, subsidiaries or otherwise affiliated corporations, partnerships or business enterprises, and each of their respective past and former officers, partners, members, employees, agents, insurers, representatives, counsel, shareholders, directors, successors and assigns, (collectively “Released Parties”) from any and all causes of action, claims, charges, demands, losses, damages, wages, compensation, benefits, costs, attorney’s fees and liabilities of any kind, including claims for age discrimination (collectively “Claims”) that Employee may have or claim to have, in any way relating to or arising out of Employee’s employment with Employer through the date of this Agreement, regardless of whether these Claims are known or unknown. This irrevocable and unconditional release includes, but is not limited to, a release from any such matters or claims which Employee or anyone else could have raised on Employee’s behalf arising out of or pursuant to Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. '' 2000e et seq.; the Age Discrimination in Employment Act, 29 U.S.C. 621, et seq.; the Americans with Disabilities Act, 42 U.S.C. '' 12101, et seq.; the Fair Labor Standards Act, 29 U.S.C. '' 201 et seq.; the Employee Retirement Income Security Act, 29 U.S.C. '' 1001, et seq.; Colorado and Denver antidiscrimination laws, the Colorado Wage Claim Act, United States Constitution, any and all amendments to said statutes, or any other federal, state or local employment law, any state contract or tort law, including, but not limited to, claims for infliction of emotional distress, wrongful termination, breach of the covenant of good faith and fair dealing, promissory estoppel or breach of an express or implied promise, misrepresentation or fraud, retaliation, defamation of character, claims for attorney’s fees, or claims for any rights to future employment and benefits with Employer. Employee further understands that this release extends to all claims that Employee has or may have, based on any theory, whether developed or undeveloped, arising from or related to Employee’s employment or the separation of Employee’s employment with Employer, or any other fact or matter occurring prior to Employee’s execution of this Agreement. The Release provision of this Agreement does not apply, however, to any vested rights Employee may have under the Employer’s 401(k) Plan. It is the intent of the parties that this Full General Release shall fully resolve any and all Claims of any nature whatsoever arising out of Employee’s employment with Employer, now or previously existing which Employee may have against the Released Parties, whether presently known or unknown.

7.       No Charges Filed By Employee/Subsequent Proceedings Barred. Employee hereby warrants and represents that Employee has not filed or caused to be filed any charge or claim against any Released Party with any administrative agency, court of law, or other tribunal. Employee agrees not to pursue or bring before any federal, state or other governmental authority or court any claim, complaint, or charge against any of the Released Parties relating to any of the matters released hereby, and Employee further agrees that Employee is not entitled to any remedy or relief if Employee were to pursue any such claim, complaint or charge. Nothing in this Agreement is intended to interfere with Employee’s right to participate in the charge filing or investigative process with the Equal Employment Opportunity Commission or similar local, state, or federal agency. However, Employee covenants and agrees that should any administrative proceeding, charge, lawsuit, or action of any type against Employer be filed by Employee or on his behalf, Employee will not accept any monies therefrom. Employee covenants and agrees that if Employee or Employee’s assigns or successors hereafter commence, join in, or in any manner seek relief through any suit arising out of, based upon, or relating to the released Claims or in any manner assert against Employer any of the released Claims, Employee will indemnify and hold harmless Employer, and including and in addition to any other damages caused to Employer thereby, the payment of attorneys’ fees incurred by Employer in defending or otherwise responding to said suit or claim. Employee also agrees to indemnify, hold harmless, and defend Employer against any and all past or future claims made, if any, with respect to the released Claims.

In addition, Employee understands and agrees that the provisions of the Arbitration Agreement signed by Employee previously shall remain in full force and effect following Employee’s termination of employment with Employer.

8.       Compensation and Benefits. Employee affirms that Employee has been paid and received all wages and other compensation, as defined by either federal or state law, to which Employee has been entitled, including but not limited to any and all compensation, reimbursements, bonuses, commissions, overtime, vacation time, paid time off, leave, deferred compensation, or any other form of remuneration to which Employee has been entitled as a result of Employee’s employment with Employer. Except as provided above, Employee has no claim to any compensation or benefits of any kind or any other benefit plan available to employees of Employer by virtue of their employment with Employer.

9.       Acceptance Period; Right to Rescind and/or Revoke. Employee has been informed that the terms of this Agreement shall be open for acceptance by Employee for a period of at least 21 days after the date set forth above, during which time Employee may consider whether or not to accept this Agreement and seek counsel to advise Employee regarding the same. Employee agrees that changes to this Agreement, whether material or immaterial, will not restart this acceptance period. Employee has the right to revoke this Agreement only insofar as it extends to potential claims under the Age Discrimination in Employment Act by informing Employer of Employee’s intent to revoke this Agreement within seven (7) calendar days following Employee’s execution of it. Employee understands and agrees that this Agreement shall not become effective or enforceable until this 7-day revocation period has expired. Any rescission by Employee must be in writing and hand-delivered to Employer or, if sent by mail, postmarked within the applicable time period, sent by certified mail, return receipt requested, and addressed to Chief Legal Officer, ANGI Homeservices Inc., 130 East Washington Street, Indianapolis, IN 46204.

Employee agrees that if Employee exercises any right of rescission or revocation, Employer may at its option either nullify this Agreement in its entirety or keep it in effect as to all claims not rescinded or revoked in accordance with the rescission or revocation provisions of this Agreement. In the event Employer opts to nullify the entire Agreement, neither Employee nor Employer will have any rights or obligations whatsoever under this Agreement. Any rescission or revocation, however, does not affect Employee’s separation from employment effective as of the date set forth in Section 1.

10.   No Admission. This Agreement is not an admission by the Employer that it has taken any improper actions with respect to Employee in violation of any federal, state, or local law or regulation.

11.   No Adequate Remedy. Employee agrees that it is impossible to measure in money all of the damages which will accrue to Employer by reason of Employee’s breach of any of Employee’s obligations under this Agreement. Therefore, if Employer shall institute any action or proceeding to enforce the provisions hereof, Employee hereby waives the claim or defense that Employer has an adequate remedy at law, and Employee shall not raise in any such action or proceeding the claim or defense that Employer has an adequate remedy at law.

12.   Cooperation of Employee: Employee covenants and agrees to cooperate fully with the Released Parties concerning any business or legal matter about which Employee had knowledge during Employee’s employment with Employer or any Released Party. The Company agrees that any expenses associated with Employee’s cooperation concerning any business or legal matter will be borne by the Company.

13.   Enforceable Contract; No Assignment; Entire Agreement. This Agreement shall be governed by the laws of the State of Colorado. If any part of this Agreement is construed to be in violation of any law, such part shall be modified to achieve the objective of the parties to the fullest extent permitted and the balance of this Agreement shall remain in full force and effect. This Agreement is personal to Employee and may not be assigned by Employee. Employee agrees that this Agreement, the Advisory Agreement, and the Arbitration Agreement executed by Employee contain the entire agreement between the parties with respect to the subject matter hereof and there are no promises, undertakings or understandings outside of this Agreement, except as specifically set forth herein and this Agreement supersedes all prior or contemporaneous discussions, negotiations and agreements, whether written or oral. Employee’s rights to payments or benefits from Employer are specified exclusively and completely in this Agreement. Any modification of or addition to this Agreement must be in writing, signed by an officer of Employer and Employee.

14.   ACKNOWLEDGMENT. EMPLOYEE AFFIRMS THAT EMPLOYEE HAS READ THIS AGREEMENT AND HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT. THE PROVISIONS OF THIS AGREEMENT ARE UNDERSTANDABLE TO EMPLOYEE AND EMPLOYEE HAS ENTERED INTO THIS AGREEMENT FREELY AND VOLUNTARILY.

IN WITNESS WHEREOF, the parties have executed this Agreement by their signatures below.

EMPLOYEE:	EMPLOYER:

ANGI HOMESERVICES INC.
a Delaware corporation

By:
Name: Craig Smith	Name:
Title:

Address:

Date: